Exhibit 99.1
NOTICE

To:	Directors and Executive Officers of Pinnacle Financial Partners, Inc.

From:	Rachel West

Re:	Blackout Period and Restrictions on Trading

Date:	December 23, 2008
     As you may be aware, in effort to reduce the costs associated with its 401(k) Plan, Pinnacle Financial Partners, Inc. is changing the investment fund choices available to Pinnacle’s employees under the Pinnacle Financial Partners, Inc. 401(k) Plan to funds offered by American Funds.
     As a result of this change, there will be a transition, or blackout, period during which Pinnacle’s employees will be unable to access or make changes to their account information. Pinnacle currently expects that this transition period is expected to begin on January 23, 2009 at 3:00 p.m. central time and is expected to end on February 27, 2009. During this period, Pinnacle employees’ existing fund balances will be moved or “mapped” from the employees’ current investments to new investments that American Funds has determined have similar investment objectives. During this transition period, Pinnacle employees will be unable to (1) change the amount that they contribute under the 401(k) plan; (2) change how future contributions to the plan will be invested; (3) change how their existing account balance in the plan is invested; (4) request loans, distributions or rollovers; or (5) buy or sell shares of Pinnacle’s common stock that they hold in their plan account.
     Under the Securities and Exchange Commission’s Regulation BTR, you will be prohibited, with certain limited exceptions, from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of Pinnacle, including common stock, during the blackout period described above that you acquire or previously acquired in connection with your service or employment as a director or executive officer of Pinnacle. These trading restrictions apply to Pinnacle securities, including stock options and restricted shares, in which you have a direct or indirect pecuniary interest, and as such, may include equity securities owned by family members of yours or equity securities held in a trust or held by a corporation, partnership or limited liability company in which you have an interest.
     Transactions that you may not engage in during the blackout period include, but are not limited to, the following:
     • Exercising stock options granted to you in connection with your employment as an executive officer or service as a director;
     • Selling Pinnacle stock that you acquired by exercising stock options; and

     • Selling Pinnacle stock that you originally received as a restricted share award.
     If you engage in a transaction that violates these rules, you may be required to disgorge any profits you receive from the transaction, and you may be subject to civil and criminal penalties. Although certain transactions are exempt from these prohibitions, those exemptions are limited and should be discussed with Pinnacle’s Chief Human Resource Officer or Chief Financial Officer before you engage in any transaction involving Pinnacle’s equity securities during the blackout period.
     Should you have any questions regarding this upcoming blackout period or the limitations on your ability to purchase, sell, or otherwise acquire or transfer equity securities of Pinnacle during this blackout period, please contact Rachel West, Pinnacle’s Chief Human Resources Officer, or Harold Carpenter, Pinnacle’s Chief Financial Officer. Rachel can be reached at (615) 620-1201 and Harold can be reached at (615) 744-3742. The address for both Harold and Rachel is 211 Commerce Street, Suite 300, Nashville, TN 37201.

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